ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-283969
Dated July 15, 2025
Dual Directional Trigger Jump Securities due August 5, 2030
Based on the Value of the EURO STOXX 50® Index
Principal at Risk Securities
This document provides a summary of the terms of the Dual Directional Trigger Jump Securities (the “securities”). Investors should carefully review the accompanying preliminary pricing supplement for the securities, the accompanying product supplement, the underlier supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The securities do not guarantee any return of principal at maturity and you could lose up to your entire investment in the securities. The securities are senior unsecured debt securities issued by The Toronto-Dominion Bank (“TD”), and all payments on the securities are subject to the credit risk of TD. As used in this document, “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.

SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series H
Underlying index:	EURO STOXX 50® Index (Bloomberg Ticker: “SX5E”)
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security
Minimum investment:	$1,000.00 (1 security)
Coupon:	None
Pricing date:	July 31, 2025
Original issue date:	August 5, 2025 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	July 31, 2030, subject to postponement for certain market disruption events as described in the accompanying product supplement.
Maturity date:	August 5, 2030, subject to postponement for certain market disruption events as described in the accompanying product supplement.
Payment at maturity per security:
◾        If the final index value is greater than or equal to the initial index value:
$1,000.00 + the greater of (i) the upside payment and (ii) $1,000.00 × underlying return
◾        If the final index value is less than the initial index value but greater than or equal to the trigger level:
$1,000.00 + ($1,000.00 × absolute underlying return)
In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $250.00.
◾       If the final index value is less than the trigger level:
$1,000.00 + ($1,000.00 × underlying return)
If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and you could up to your entire investment in the securities.

Underlying return:	(final index value – initial index value) / initial index value
Absolute underlying return:	The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Upside payment:	$500.30 per security (50.03% of the stated principal amount)
Trigger level:	75.00% of the initial index value, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
Initial index value:	The index closing value of the underlying index on the pricing date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
Final index value:	The index closing value of the underlying index on the valuation date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
CUSIP/ISIN:	89115HL54 / US89115HL549
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$35.00 per stated principal amount
Estimated value on the pricing date:	Expected to be between $900.00 and $935.00 per security. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/947263/000114036125025885/ef20052018_424b2.htm
HYPOTHETICAL PAYOUT
The below graph and table are based on a hypothetical upside payment of $500.30 and hypothetical trigger level of 75.00% and are purely hypothetical (the actual terms of your securities will be determined on the pricing date and will be specified in the final pricing supplement).
Hypothetical Payment at Maturity

Change in Underlying Index	Payment at Maturity
+70.00%	$1,700.00
+60.00%	$1,600.00
+50.03%	$1,500.30
+45.00%	$1,500.30
+30.00%	$1,500.30
+15.00%	$1,500.30
0.00%	$1,500.30
-10.00%	$1,100.00
-20.00%	$1,200.00
-25.00%	$1,250.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-75.00%	$250.00
-100.00%	$0.00

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You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, underlier supplement and accompanying prospectus for the securities under “Additional Information About TD and the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.
The issuer has filed a registration statement (including a prospectus as supplemented by an underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement, product supplement and underlier supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234. Our Central Index Key, or CIK, on the SEC website is 0000947263.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	Risk of significant loss at maturity; you may lose up to your entire investment.
▪	The stated payout from the issuer applies only at maturity.
▪
The potential positive return on the securities from any negative performance of the underlying index is limited by the trigger level and the return on the securities may change significantly despite only a small difference in the degree of change of the final index value relative to the initial index value.

▪	You will not receive any interest payments.
▪	The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date.
▪	Owning the securities is not the same as owning the index constituent stocks.
▪	The absolute return feature is not the same as taking a short position directly in the underlying index or any index constituent stocks.
Risks Relating to Characteristics of the Underlying Index
▪	An investment in the securities involves market risk associated with the underlying index.
▪	There can be no assurance that the investment view implicit in the securities will be successful.
▪	The underlying index reflects price return, not total return.
▪	The securities will not be adjusted for changes in exchange rates related to the U.S. dollar.
▪	The securities are subject to non-U.S. securities market risk.
▪	Changes affecting the underlying index, including a change in law event, could have an adverse effect on the market value of, and any amount payable on, the securities.
▪	There is no affiliation between the index sponsor and TD, and TD is not responsible for any disclosure by such index sponsor.
▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
Risks Relating to Estimated Value and Liquidity
▪	The estimated value of your securities is expected to be less than the public offering price of your securities.
▪	The estimated value of your securities is based on our internal funding rate. The estimated value of your securities on the pricing date is determined by reference to our internal funding rate.
▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
▪
The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your securities and may be less than the estimated value of your securities.

▪	The temporary price at which the agent may initially buy the securities in the secondary market may not be indicative of future prices of your securities.
▪	The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices.
▪	There may not be an active trading market for the securities — sales in the secondary market may result in significant losses.
▪	If the value of the underlying index changes, the market value of your securities may not change in the same manner.
Risks Relating to General Credit Characteristics
▪	Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the securities.
Risks Relating to Hedging Activities and Conflicts of Interest
▪	There are potential conflicts of interest between you and the calculation agent.
▪	The valuation date, and therefore the maturity date, are subject to market disruption events and postponements.
▪	Trading and business activities by TD or its affiliates may adversely affect the market value of, and return on, the securities.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪	Significant aspects of the tax treatment of the securities are uncertain.
Underlying Index
For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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